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BUSINESSWEEK
AUGUST 12, 2002
Joe Berardino’s Fall from Grace
Andersen’s former CEO presided over the biggest accounting scandals ever and the demise of a legendary firm. Here’s what happened
The day after WorldCom Inc. admitted cooking its books to the tune of $3.8 billion, former Andersen Worldwide CEO Joseph F. Berardino was glued to the TV set watching CNBC’s coverage of the shocking news. Berardino had good reason to be riveted to every development: WorldCom was a major audit client of the firm he had recently quit.
Like the rest of the world, Berardino watched in outrage. But in his case, the ire was directed at the media, which he believed was exaggerating the story. “They were talking down the market,” says Berardino with disgust. Four weeks later, the beleaguered telecom provider filed the largest bankruptcy in U.S. history.
Berardino seems clueless as to how Andersen could have failed to detect the fraud at WorldCom, which occurred over five consecutive quarters. “In a quarter, you’re typically not looking at that kind of detail,” he says. “It’s shocking. It just blows your mind. But why was that stock down to $1 already? It’s because some investors did their homework.”
Of course, many are wondering if Berardino, who resigned in disgrace as CEO in March, had done his. At 51, he finds himself exiled from an industry that consumed him for nearly 30 years, a mere bystander to a national debate that will result in the most sweeping reform of the profession he worked in all of his adult life. When Berardino ventured to California in June to give a speech on reform, the San Jose Mercury News ran his photo with the caption: “Why would you listen to this man?”
It is not an irrelevant question. Berardino, after all, was at the helm of a legendary firm when it was convicted of obstruction of justice, the same firm that stamped its approval on the dirty books of Sunbeam, Waste Management, Enron, Global Crossing, Qwest, and WorldCom. The scandals that enveloped those corporations alone have cost investors more than $300 billion and have put tens of thousands of people out of work.
The collapse of Andersen represents an unimaginable failure of leadership and governance. It raises questions about the anachronistic governance structure imposed by a private partnership, a structure better suited to a local enterprise than a global organization. In many ways, Andersen was more like a loose confederation of fiefdoms covering different geographic markets than an integrated company. Checks and balances were few and frequently ineffective. Insular and inbred, Andersen was unable to respond swiftly to crises or even to govern itself decisively. It took the firm five months to elect Berardino as CEO. Once in office, he was unable to fire a partner without a two-thirds vote of Andersen’s 1,700 partners around the world. Even as the firm was engulfed in turmoil, some partners squabbled over who should be its public spokesman. If it was the head of Andersen’s U.S. business, rather than Berardino who was CEO of the worldwide firm, perhaps the crisis could have been confined to America, some thought.
For the firm Berardino once led, the end has been swift. By September, the 89-year-old Andersen expects to have no more than 3,000 employees on its ever-dwindling payroll as it phases out of business. The Andersen name is likely to live on in the popular culture as Watergate did, a shorthand way to refer to a certain kind of scandal. Already, it has become the butt of countless jokes and cartoons. A minor league baseball team in Portland, Ore., for example, recently held an Arthur Andersen appreciation night by stationing document shredders throughout its stadium and handing out receipts with inflated ticket prices.
Berardino’s fall from grace has been just as swift. In the space of 15 months, he has gone from being CEO of a $9.3 billion global partnership with 85,000 employees in 84 countries to a pariah in his industry. Although many of the accounting scandals that helped bring the firm down began festering long before he became CEO, Berardino’s emphasis on growth over audit quality, his reluctance to walk away from big clients with questionable accounting, and a stunning ignorance of potentially crippling issues all contributed to the firm’s undoing. He claims that he was never told the most basic outlines of the Enron controversy until it erupted into the news.
At times, Berardino, who made an estimated $3 million a year as CEO, seems to focus more on his personal losses than those of the shareholders and employees who lost investments and jobs because Andersen failed in its duty. “I paid the price,” he says in a near whisper. “I lost my job. I lost my firm. I’ve got less money today than I had as the newly elected CEO [in 2001]. I lost my partner capital. I lost my retirement. I don’t have any stock options. I may never work again.”
And he seems able to accept only limited responsibility for the catastrophe. “Somewhere north of one person sunk this firm, but it wasn’t 85,000 people. Do I bear responsibility? No question. Nobody had to ask me to step down, O.K.?” But he also blames forces outside of Andersen for the wave of accounting scandals currently afflicting the market. He points to shareholders who invested in companies without examining their filings and to board members who were disengaged and failed to ask the right questions.
The story of what went wrong at Andersen and how a seasoned professional like Joe Berardino could become blind to the problems goes well beyond a few botched, albeit giant, audits. It involves a fundamental change in the firm’s culture and a breakdown in the values of an industry that once prided itself on serving the public good.
Just 20 years ago, Andersen, along with its brethren in the Big Five, were auditors above all else. Highly trained specialists, they relied on their professional ethics to help manage the tricky business of judging and sometimes countermanding the clients who paid the bills. But then in the ‘80s came the rise of the management-consulting business, a broader, less quantitative, and more lucrative line of work that involved a much higher degree of salesmanship. Slowly, auditing went from being the soul of the firm to a loss leader used to attract and retain the consulting contracts. Just as the vast riches represented by stock options helped corrupt ethics at some corporations, consulting helped push Andersen and its rivals off course. “The culture of the company changed because it got deeply involved in the consulting business,” says Paul A. Volcker, former Federal Reserve Board chairman.
The conflict played out at Andersen with especially devastating effect because of the divorce in 2000 of the firm’s consulting and auditing arms. The culmination of 11 years of acrimony, the split left the auditing firm smaller, weaker, and less profitable. The onus shifted to creating a new consulting practice and building revenue. “There is no question in my mind that Andersen took its eye off the ball,” adds Volcker. “Their compensation practices were based on how much revenue you could generate.”
There is no better example of that than Enron Corp., which was paying Andersen about $1 million a week in fees by the late 1990s. Back then, Enron was lionized in the press and among management gurus for its radical business model, just the kind of fast-growing client Andersen was desperate to cultivate. At Enron, Andersen’s consulting revenues exceeded its audit fees for the first time in 1999. The following year, Enron paid $27 million for Andersen consulting services and $25 million for audit work.
Were those consulting fees enough to cause Andersen to lower its guard? Berardino says not. He says the auditing fee was so huge to begin with that if the firm were vulnerable to being swayed, that alone would have been enough. And, he says, that didn’t happen.
But regardless of whether the fees played a role, it’s clear that Andersen’s work at Enron had been compromised long before the energy giant’s final flameout. As head of Andersen’s U.S. audit practice for nearly three years before becoming CEO in January, 2001, Berardino had helped to lead an exercise that evaluated the “risk profile” of each of the firm’s 2,500 audit clients. During that review, Andersen grouped its clients into four categories: maximum, high, moderate, and low risk. Enron was one of some 50 clients deemed “maximum risk,” while 700 more were considered “high risk.”
That alone should have been enough to put Enron front and center on Berardino’s radar, but that did not happen. There were plenty of other signs of trouble, signs that Berardino says never reached him. In February, 2001, Andersen partners in Chicago, worried about Enron’s aggressive accounting, were actively debating whether to retain Enron as a client. Meanwhile, Andersen’s audit team at Enron was having increasingly heated internal conflicts. A senior Andersen partner, Carl E. Bass, who had been sent in to monitor the high-risk audit, strongly objected to Enron’s accounting. Berardino paid a call on Enron CEO Jeffrey K. Skilling and Chief Accounting Officer Richard A. Causey that same month at Enron’s Houston headquarters. Berardino says it was strictly a meet-and-greet, that he didn’t confer with the Andersen audit team on the Enron account before the visit, didn’t know about the conflicts over the accounting, and never discussed them with Enron. He says it’s a coincidence that within weeks of his visit, Bass was removed from his oversight role, at Enron’s request. “If that kind of issue isn’t important enough to get to Berardino’s desk, then what is?” asks Allan D. Koltin, CEO of the Practice Development Institute, a consulting firm that specializes in the accounting industry. “He either knew and chose to look the other way or he had to be the most incompetent CEO in America.”
Bass was a member of Andersen’s Professional Standards Group, an internal team of accounting experts that reviewed and passed judgment on tricky accounting issues facing local offices. He found plenty to keep him busy at Enron, where he had once helped audit the books. In a Dec. 18, 1999, e-mail, Bass documented a conflict over how Enron should account for the sale of options owned by one of the partnerships managed by Enron Chief Financial Officer Andrew S. Fastow. If the Andersen team had accepted Bass’s advice, it would have resulted in a $30 million to $50 million charge to Enron’s earnings. An Andersen practice director in Houston, however, overruled Bass, who continued to object to other accounting transactions over the next couple of months. Andersen was the only one of the Big Five where a local partner could overrule the Professional Standards Group.
In retrospect, the system for airing such conflicts at Andersen seemed designed to ensure that top executives never learned of them. Instead, they were handled several layers down in the organization by people with clear and strong incentives to maximize revenues. Berardino denies that the system was faulty. “I probably wouldn’t have done anything differently than the team,” he says. Why? Berardino thought Andersen could manage the risks. He says the firm walked away from hundreds of clients, especially after the risk assessment pointed up dicey ones. But he acknowledges that the rejected clients tended to involve smaller fees and engagements. “It was hard to start with the big ones,” he says. “We had to learn how to walk before we could run.”
Even with Andersen in its death throes, there’s an air of unreality at the firm, a gross misreading of the events that led to its downward spiral. Partners there will still argue that Berardino was not combative enough in defending Andersen from the Justice Dept., which they claim was hell-bent on destroying the partnership. “He probably should have been a street fighter and told them they were a bunch of liars who weren’t interested in the public good,” says Aldo Cardoso, a Paris-based partner who is acting CEO of Andersen Worldwide. “The Justice Dept. is responsible for the collapse of the financial markets because they caused our collapse.”
That’s in contrast to the prevailing view outside the firm. Berardino “never said he took full responsibility for this,” says Arthur W. Bowman, a longtime industry observer and founder of Bowman’s Accounting Report. “That was the problem with everyone at Arthur Andersen. They are all so arrogant that none of them wants to take responsibility.”
When Berardino joined the firm’s New York office in 1972, it was with a sense of mission. Founded by a Northwestern University accounting professor in 1913, Andersen stood for integrity. Just months after Arthur Andersen set up shop in Chicago, the president of a local railroad insisted that he approve a transaction that would have inflated earnings. Andersen told the executive there was “not enough money in the city of Chicago” to make him do it.
In the spirit of the company’s founder, Berardino saw himself as a public guardian. An early role model was Pete Kennedy, a patrician partner from Berardino’s hometown of Garden City, N.Y., who taught him to stand his ground. An audit was not merely a collection of numbers, Kennedy insisted, but a position that had to be intelligently made and defended.
Berardino climbed the firm’s ladder, becoming a partner in 1982 and acquiring such top-notch audit clients as Merck & Co. and Colgate-Palmolive Co. But over the course of nearly 300 presentations to audit committees, he says he found directors far too complacent and disengaged: “Nobody fell asleep, but many of them didn’t understand the business. They just sat there and received reports,” he says. “Some directors just don’t want to know. They might have to do something about it.”
While Berardino focused on his auditing work, a profound change was unfolding inside his firm and the other major auditors. Much of Andersen’s growth was coming not from accounting and auditing but rather from a wide array of consulting work, from installing information technology systems to advice on tax avoidance. One recent study in The Accounting Review showed that the consulting practices of the Big Five accountants brought in three times as much revenue as auditing in the 1990s.
No firm was more successful in consulting than Andersen, which boasted the largest and fastest-growing network of consultants in the world. Indeed, it led to concern in Washington that high-profit consulting work was compromising audits, which were quickly becoming a commodity service. In some cases, by taking over the internal audit functions of some clients, Andersen and its Big Five rivals were effectively auditing their own work.
In the fall of 1998, Securities & Exchange Commission Chairman Arthur Levitt Jr. went public in an attack on the industry. “Accounting is being perverted,” he said. “Auditors and analysts are participants in a game of nods and winks.” He urged new rules to restrict the ability of the accounting firms to consult for the same companies they audited. At a meeting between the SEC and three accounting-firm CEOs in June, 2000, Andersen’s then-Chief Executive W.Robert Grafton was said to declare: “This is war.”
It fell to Berardino, as head of Andersen’s U.S. audit practice, to broker a compromise with the SEC, which he did in late 2000. It is a testament to his political skills that Berardino is viewed in Washington as a conciliator who forged a compromise pact, while at Andersen he was viewed as the man who stared down Levitt and won. After all, the deal he struck merely led to public disclosure of audit and consulting fees, not a prohibition from signing consulting contracts with audit clients. Levitt says he considers Berardino to have been far more reasonable to deal with than his rivals. “He was different,” says Levitt. “He was civil, measured, and thoughtful.”
Berardino’s handling of the crisis helped him gain election as chief executive in January of 2001, with 90% of his partners’ votes. “It was the dumbest reason to elect a person CEO,” says Lynn Turner, former chief accountant of the SEC. “They should have elected someone who realized that their customer was the investing public and who could deliver high quality audits.”
But while Berardino may have reached a truce in Washington, he was grappling with a highly divisive war inside Andersen. Once consulting had eclipsed auditing in profitability, by 1984, the consulting partners began getting restless. They wanted their pay to reflect the success of their business, which was driving Andersen’s growth. The dispute led to warring factions inside the firm that ultimately became so toxic it would rend Andersen in two. In 2000, an arbitrator ruled that Andersen Consulting, with $9.4 billion in annual revenues, could break free merely by paying $1 billion and changing its name. (It is now called Accenture.)
The decision was a huge setback. The auditors, some expecting a payment as high as $15 billion, were shocked. “There was so much anger, and the leadership was obsessed with what was going on,” says a former partner. Overnight, Andersen went from being the world’s largest professional-services firm to the smallest of the Big Five accountants. Concedes Berardino: “It was a major distraction.”
That led Berardino to shift the emphasis even more strongly toward building revenues by rebuilding the consulting practice. The firm’s long-held beliefs, known as “the four cornerstones,” were to provide good client service, produce quality audits, manage staff well, and produce profits. But as the pressure to bring in more money grew, some partners began to grouse that the four cornerstones had become “three pebbles and a boulder.” Berardino acknowledges those complaints. “Some of our partners thought that that was happening,” he says. “I didn’t.”
The focus on consulting left little time to ponder the quality of the firm’s audits. “When Berardino would get up at a partners meeting, all that was ever reported in terms of success was dollars,” says Barbara Ley Toffler, a former Andersen partner from 1995 to 1999. “Quality wasn’t discussed. Content wasn’t discussed. Everything was measured in terms of the buck,” adds Toffler, who is writing a book with former BusinessWeek editor Jennifer Reingold. “Joe was blind to the conflict. He was the most aggressive pursuer of revenue that I ever met.”
Berardino soon found himself consumed with one crisis after another. In May, 2001, he agreed to pay $110 million to settle shareholders’ claims in an accounting scandal at Sunbeam Corp. A month later, he paid nearly $100 million more to settle similar claims at Waste Management Inc. and $7 million to settle the SEC case for its role in approving Waste Management’s fraudulent audits. In both cases, Andersen did not admit guilt. Berardino has no explanation for how his firm could have been so lax.
The garbage hauler was an early example of Andersen collecting more for consulting than auditing. That disturbing pattern would continue. Last year, Qwest Communications International Inc., now under investigation by the SEC and the Justice Dept., paid Andersen $10.5 million for consulting and $1.4 million for its audit. The telecom provider has said it overstated revenue for 1999, 2000, and 2001 by $1.2 billion.
When Enron hit in the fall of 2001, Berardino tried to contain the crisis by showing up on Capitol Hill and admitting to some mistakes. He rushed off to meet with the audit committees of more than 20 Andersen clients, hoping to persuade them to stay. It wasn’t until early March, when he was awakened in the middle of the night in a Tokyo hotel room, that he realized the entire firm could be vulnerable. Andersen’s lawyers told him then that the Justice Dept. was inclined to indict the firm. “The indictment was enough to kill us,” he says. “That’s what we told them.”
Berardino says he worked frantically to turn the Justice Dept. around. He got Volcker, hired in February, to create an independent oversight board to revamp the organization and announce reforms that would transform Andersen into a pure audit firm and lead to a new management team. But on Mar. 14, Justice went through with an indictment for obstruction of justice. The very next day, Berardino says, he offered to step down during a conference call with Andersen’s 18 directors. But they insisted that he stay. “I said, `At some point, we may want me to do this. I don’t want you guys meeting in bars worrying about it.”‘
On Mar. 26, he finally resigned. Berardino says it was a sort of Hail Mary pass to get Justice to reconsider. It didn’t work, and on June 15, a jury in Houston convicted the firm of obstruction of justice, though not of accounting fraud.
Berardino still commutes from his home in Greenwich, Conn., to his office on the 12th floor of a Manhattan skyscraper twice a week. But when a partner sticks his head in the door these days, he’s not there to talk about business. Instead, he’s likely to be saying a final goodbye. Some partners tell him that when they tuck their children into bed at night, they have to reassure the kids that they’re not going to jail. “It’s devastating,” says Berardino. “You find out who your friends are at your wake.”
He is vague about his future. “A lot of people come up to me and say, `I feel so sorry for you,”‘ he says. “This will sound Pollyanna-ish, but I now know who my friends are. I now know what I’m made of. My integrity is intact.”
Maybe so. But history is likely to judge his performance harshly.

By John A. Byrne